AMENDMENT NO. 1 TO
SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

This amendment, dated July 2, 2013, by and among Neuberger Berman Management LLC (“Manager”), NB Alternative Investment Management LLC, (“Adviser” and together with the Manager, the “NB Parties”) and Cramer Rosenthal McGlynn, LLC, (“Sub-Adviser”), is made to the Sub-Advisory Agreement dated May 15, 2012 (the “Agreement”). Terms defined in the Agreement used herein as therein defined.

WHEREAS, the parties desire to amend the Agreement for purposes of changing the rate  of compensation.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.	Schedule B of the Agreement is hereby deleted in its entirety and replaced with the new Schedule B attached hereto.

2.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

CRAMER ROSENTHAL MCGLYN, LLC By: _______________________ Name: Title:	NEUBERGER BERMAN MANAGEMENT LLC By:_____________________________ Name: Title:
NB ALTERNATIVE INVESTMENT
MANAGEMENT LLC

By:_____________________________
Name:
Title:

SUB-ADVISORY AGREEMENT

NEUBERGER BERMAN ALTERNATIVE FUNDS

SCHEDULE B

RATE OF COMPENSATION

FUND	RATE OF COMPENSATION BASED ON EACH FUND'S AVERAGE DAILY NET ASSETS ALLOCATED TO THE SUBADVISER
Neuberger Berman Absolute Return Multi-Manager Fund

Date: July 1, 2013